Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-165897, No. 333-162990, No. 333-207800 and No. 333-219836 on Form S-8, of our reports dated February 27, 2018, relating to the consolidated financial statements of Vitamin Shoppe, Inc. and Subsidiary and the effectiveness of Vitamin Shoppe, Inc. and Subsidiary’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Vitamin Shoppe, Inc. and Subsidiary for the year ended December 30, 2017.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
February 27, 2018